Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report, dated January 14, 2005, with respect to the financial statements of Master Real Investment Trust for the year ended November 30, 2004, in this Registration Statement on Form N-1A under the Securities Act of 1933 and under the Investment Company Act of 1940 (File No. 811-21538) of Master Real Investment Trust.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 28, 2005